AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of April 19, 2013, by and between Mark J. Larsen, (the “Executive”)  and U.S. Energy Corp., a Wyoming corporation (the “Company”),  with respect to the following facts:

A.           Executive and Company are parties to the Executive Employment Agreement effective April 20, 2012 (the “Agreement”), with respect to employment by the Executive.

B.           The Executive and Company now wish to amend the Agreement as follows.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company do hereby agree:

1.
Recitals/Definitions.  Executive and Company acknowledges that the recitals set forth above are true and correct. Initially capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Agreement.

2.	Employment Term. Executive and Company hereby extends the Employment Term described in Section 1 of the Agreement to October 20, 2013.

3.
2001 Stock Compensation Plan.  2001 Stock Compensation Plan.  With approval of the 2012 Equity Plan by the shareholders at the 2012 Annual Meeting, the 2001 Stock Compensation Plan will be terminated on April 20, 2013 and is deleted from Section 3 part 3 of the Agreement.

4.
Performance Compensation Plan.  The 2012 Performance Matrix in the Performance Compensation Plan, which is attached to the Agreement, is hereby modified to be applicable for 2013 as provided for in Exhibit A.

5.
Affirmation.  The Agreement, as amended by this Amendment, is hereby affirmed and remains in full force and effect.  In the event of a conflict or discrepancy between the Agreement and this Amendment, the provisions of this Amendment shall control.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

IN WITNESS WHEREOF, Executive and Company have executed this Amendment as of the date first written above.

EXECUTIVE		U.S. ENERGY CORP.
By:	/s/ Mark J. Larsen	By:	/s/ Keith G. Larsen
Name:	Mark J. Larsen	Name:	Keith G. Larsen
Its:	COO & President	Its:	CEO

Exhibit A

2013 Performance Compensation Plan

Financial Factors

Stock Price: The 200 day moving average stock price ending December 31, 2013 must exceed the same 200 day moving average ending December 31, 2012 by 15% or greater to earn the 20% assigned award.  No award will be earned for less than the targeted 15% increase in the 200 day moving day average stock price.

Earnings Per Share:  During the year ending December 31, 2013 earnings per share must increase at least $0.05 per share to attain the 20% assigned award.

Cash Flow:  2012 cash flow from operations must be at least $21 million to trigger the award.  To qualify for the full 20% award, cash flow must be $30 million or greater.  Cash flow between $21 million and $30 million will be awarded in 2% increments up to the full 20% allocated award amount.

Operational Factors

Reserves:  Increase oil and gas proved reserves by 30% at December 31, 2013 from the stated reserves at December 31, 2012.

Production:  Increase average daily oil and gas production for the year ending 2013 by 40%, from the 2012 average daily production. No award will be earned for less than a 40% increase for the year ending December 31, 2013.

2013 BONUS AWARD MATRIX SUMMARY

Description	Tier 1	Tier 2	Tier 3	Tier 4	Tier 5
Salary Range	$0-$49,999	$50,000- $99,999	$100,000-$149,999	$150,000 + Non-executive	Executive Officers
Bonus % of Base Salary	10%	20%	35%	50%	100%

2013 BONUS AWARD MATRIX CRITERIA
Metric	% Allocated	Criteria
Stock price	20%	15% increase in the 200 MDA
Earnings per share	20%	Greater than $0.05/share
Cash flow from operations	20%	$21 - $30 million, allocated in 2% increments
Reserves (BOE)	20%	Increase by 30%
Production (BOE/day)	20%	Increase by 40%